Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces

Full Year and Fourth Quarter Results

Whippany, New Jersey, November 28, 2012 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced results for its fourth quarter and fiscal year ended September 29, 2012.

Fiscal Year 2012 Results

Record warm temperatures across much of the country had a significant negative affect on volumes sold and overall profitability during fiscal 2012. Nonetheless, the Partnership had several notable achievements during fiscal 2012, including: (i) the completion of the acquisition of Inergy, L.P.’s retail propane business (“Inergy Propane”) for approximately $1.9 billion on August 1, 2012 (the “Inergy Propane Acquisition”), including the subsequent issuance of approximately 7.2 million Common Units in a secondary public offering, the net proceeds of which were used to fund a portion of the Inergy Propane Acquisition; (ii) the amendment and restatement of the Partnership’s revolving credit facility to a new five-year facility at lower interest rates, as well as to increase the capacity under the facility by $150.0 million; and (iii) for the sixth consecutive year, the Partnership funded all of its cash needs from cash on hand without the need to borrow under its working capital facility and ended the year with $134.3 million of cash.

Fiscal 2012 included 53 weeks of operations, compared to 52 weeks in the prior year, and includes the results of operations for Inergy Propane from the date of acquisition. Net income for fiscal 2012 amounted to $1.9 million, or $0.05 per Common Unit, compared to $115.0 million, or $3.24 per Common Unit, in fiscal 2011. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for fiscal 2012 amounted to $86.4 million, compared to $178.9 million for fiscal 2011. Adjusted EBITDA (as defined and reconciled below) amounted to $108.5 million in fiscal 2012, compared to $179.4 million in fiscal 2011.

Net income and EBITDA for fiscal 2012 were negatively affected by several significant items, including: (i) $17.9 million in acquisition-related costs associated with the Inergy Propane Acquisition; (ii) a charge of $4.5 million associated with a legal settlement reached during the fourth quarter of fiscal 2012 included within general and administrative expenses; (iii) losses on debt extinguishment of $2.2 million associated with the refinancing of the Partnership’s revolving credit facility and certain financing activities for the Inergy Propane Acquisition; and (iv) a $2.1 million non-cash charge from a loss on disposal of an asset in the Partnership’s natural gas and electricity business. Net income and EBITDA for fiscal 2011 included a $2.0 million charge for severance costs associated with the realignment of the Partnership’s field operations.

In announcing the full year results, President and Chief Executive Officer Michael J. Dunn, Jr., said, “While the record warm temperatures this fiscal year certainly created a very challenging operating environment, the steps we have taken over the past several years to streamline our operating model and strengthen our balance sheet put us in a position to be opportunistic. The Inergy Propane Acquisition was a transformative event for Suburban by effectively doubling the size of the company, expanding our geographic reach into eleven more states and providing us with an opportunity to apply our customer-oriented focus on a much broader customer base. Given the execution of our acquisition financing strategy, we have preserved our cash balance, which amounted to $134.3 million at the end of fiscal 2012, and have more than adequate liquidity to fund our cash needs.”

Mr. Dunn added, “Our integration plans are well underway as we combine operations and cultures while, at the same time, maintaining our focus on delivering the highest quality customer service to our combined customer base and pursuing our internal initiatives to grow our customer base and drive operating efficiencies.”

Retail propane gallons sold for fiscal 2012 decreased 15.1 million gallons, or 5.1%, to 283.8 million gallons from 298.9 million gallons in fiscal 2011. Sales of fuel oil and other refined fuels decreased 8.7 million gallons, or 23.4%, to 28.5 million gallons compared to 37.2 million gallons in the prior year. As reported throughout fiscal 2012, the most significant factor impacting volumes in both segments was the record warm weather experienced throughout most of the country, particularly during the critical heating months from October 2011 through March 2012. According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across the Partnership’s service territories during fiscal 2012 were 14% warmer than normal and 13% warmer than fiscal 2011. The impact of record warm temperatures on volumes sold was offset to an extent by the addition of propane and refined fuels volumes from Inergy Propane since August 1, 2012.

Revenues for fiscal year 2012 of $1,063.5 million decreased $127.1 million, or 10.7%, compared to the prior year, primarily due to the lower volumes sold and lower average propane selling prices. Cost of products sold for fiscal 2012 of $599.1 million decreased $79.6 million, or 11.7%, compared to $678.7 million in the prior year as a result of lower volumes sold and lower wholesale product costs. Cost of products sold in fiscal 2012 and 2011 included a $4.6 million and $1.4 million, respectively, unrealized (non-cash) gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities which are excluded from Adjusted EBITDA for both periods in the table below. Average posted prices for propane during fiscal 2012 were 19.7% lower than the prior year, while average posted prices for fuel oil were 7.4% higher than the prior year.

Combined operating and general and administrative expenses of $357.8 million for fiscal year 2012 were $26.8 million, or 8.1%, higher than the prior year, primarily as a result of the Inergy Propane operations and the legal settlement referred to above, offset to an extent by lower variable compensation attributable to lower earnings and continued savings in payroll and benefit related expenses. Depreciation and amortization expense of $45.8 million increased $10.2 million, or 28.7%, primarily due to the impact of the Inergy Propane Acquisition. Net interest expense of $38.6 million for fiscal 2012 increased $11.2 million, or 40.9%, compared to the prior year as a result of higher debt levels associated with the financing for the Inergy Propane Acquisition.

Fourth Quarter 2012 Results

Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically reports a net loss for its fiscal fourth quarter. The fourth quarter of fiscal 2012 included 14 weeks of operations, compared to 13 weeks in the prior year fourth quarter, and includes the results of operations for Inergy Propane since August 1, 2012. Net loss in the three months ended September 29, 2012 was $61.6 million, or $1.29 per Common Unit, compared to a net loss of $21.7 million, or $0.61 per Common Unit, for the fourth quarter of fiscal 2011. Net loss and EBITDA for the fourth quarter of fiscal 2012 included the following significant items: (i) $12.0 million in acquisition-related costs; (ii) the $4.5 million charge associated with a legal settlement referenced in the discussion of full year results; and (iii) a loss on debt extinguishment of $1.7 million. Excluding these items and the effects of the unrealized (non-cash) mark-to-market adjustments on derivative instruments used in risk management activities in both quarters, Adjusted EBITDA for the fourth quarter of fiscal 2012 improved to $0.1 million, compared to a loss of $4.6 million for the fourth quarter of fiscal 2011.

Retail propane gallons sold in the fourth quarter of fiscal 2012 increased 26.6 million gallons, to 70.6 million gallons compared to 44.0 million gallons in the prior year fourth quarter. Sales of fuel oil and other refined fuels increased 1.9 million gallons, to 5.9 million gallons during the fourth quarter of fiscal 2012. The increase in volumes sold in both segments was primarily attributable to the addition of Inergy Propane, which contributed 27.0 million gallons of propane and 2.5 million gallons of fuel oil and other refined fuels in the fourth quarter of fiscal 2012.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of more than 1.2 million residential, commercial, industrial and agricultural customers through more than 750 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The expected cost savings from the Inergy Propane Acquisition may not be fully realized or realized within the expected timeframe;

•	The Partnership’s revenue from the Inergy Propane Acquisition may be lower than expected;

•	Costs of the integration of the business of Inergy Propane and the Partnership may be greater than expected;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	The ability of management to continue to control expenses;

•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for federal income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them, including but not limited to Inergy Propane;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures;

•	The operating, legal and regulatory risks the Partnership may face; and

•	Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 24, 2011 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Twelve Months Ended September 29, 2012 and September 24, 2011

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011
Revenues
Propane	$176,852	$142,524	$843,648	$929,492
Fuel oil and refined fuels	22,026	15,124	114,288	139,572
Natural gas and electricity	15,541	16,373	67,419	84,721
All other	11,926	7,559	38,103	36,767

	226,345	181,580	1,063,458	1,190,552
Costs and expenses
Cost of products sold	118,308	107,208	599,059	678,719
Operating	96,168	65,498	298,772	279,329
General and administrative	18,789	14,249	59,020	51,648
Severance charges	—	—	—	2,000
Acquisition-related costs	11,966	—	17,916	—
Depreciation and amortization	21,884	9,324	45,790	35,628

	267,115	196,279	1,020,557	1,047,324
Operating (loss) income	(40,770)	(14,699)	42,901	143,228
Loss on debt extinguishment	1,742	—	2,249	—
Interest expense, net	18,891	6,846	38,633	27,378

(Loss) income before provision for income taxes	(61,403)	(21,545)	2,019	115,850
Provision for income taxes	197	147	137	884

Net (loss) income	$(61,600)	$(21,692)	$1,882	$114,966

Net (loss) income per Common Unit—basic	$(1.29)	$(0.61)	$0.05	$3.24

Weighted average number of Common Units outstanding—basic	47,790	35,552	38,848	35,525

Net (loss) income per Common Unit—diluted	$(1.29)	$(0.61)	$0.05	$3.22

Weighted average number of Common Units outstanding—diluted	47,790	35,552	38,990	35,723

Supplemental Information:
EBITDA (a)	$(20,628)	$(5,375)	$86,442	$178,856
Adjusted EBITDA (a)	$101	$(4,569)	$108,536	$179,425
Retail gallons sold:
Propane	70,607	43,953	283,841	298,902
Refined fuels	5,917	3,978	28,491	37,241
Capital expenditures:
Maintenance	$1,389	$2,748	$9,245	$10,146
Growth	$1,703	$2,295	$8,231	$12,138

(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other certain items as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Twelve Months Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011
Net (loss) income	$(61,600)	$(21,692)	$1,882	$114,966
Add:
Provision for income taxes	197	147	137	884
Interest expense, net	18,891	6,846	38,633	27,378
Depreciation and amortization	21,884	9,324	45,790	35,628

EBITDA	(20,628)	(5,375)	86,442	178,856
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives	2,521	806	(4,649)	(1,431)
Acquisition-related costs	11,966	—	17,916	—
Loss on legal settlement	4,500	—	4,500	—
Loss on debt extinguishment	1,742	—	2,249	—
Loss on asset disposal	—	—	2,078	—
Severance charges	—	—	—	2,000

Adjusted EBITDA	101	(4,569)	108,536	179,425
Add / (subtract):
Provision for income taxes	(197)	(147)	(137)	(884)
Interest expense, net	(18,891)	(6,846)	(38,633)	(27,378)
Unrealized (non-cash) (losses) gains on changes in fair value of derivatives	(2,521)	(806)	4,649	1,431
Severance charges	—	—	—	(2,000)
Acquisition-related costs	(11,966)	—	(17,916)	—
Loss on legal settlement	(4,500)	—	(4,500)	—
(Gain) loss on disposal of property, plant and equipment, net	(481)	72	(727)	(2,772)
Compensation cost recognized under Restricted Unit Plans	798	786	4,059	3,922
Changes in working capital and other assets and liabilities	75,380	34,455	55,642	(18,958)

Net cash provided by operating activities	$37,723	$22,945	$110,973	$132,786

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.